Exhibit 23.2

Consent of Independent Certified Public Accountants

We have issued our report dated June 24, 2005, except for the matter related to the prohibited transaction discussed in Note F as to which the date is September 15, 2005, accompanying the financial statement as of December 31, 2004 of The Unitil Corporation Tax Deferred Savings and Investment Plan contained in the information required by Form 11-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of the Unitil Corporation Tax Deferred Savings and Investment Plan on Form S-8 (File No. 333-42266, effective July 26, 2000).

/s/ Grant Thornton, LLP

Boston Massachusetts
June 26, 2006